Earnings Release November 4, 2015
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2015. For the quarter, distributable cash flow was $50.3 million, up $4.7 million, or 10% compared to the third quarter of 2014. HEP announced its 44th consecutive distribution increase on October 22, 2015, raising the quarterly distribution from $0.545 to $0.555 per unit, which represents an increase of 6.2% over the distribution for the third quarter of 2014.
Net income attributable to Holly Energy Partners for the third quarter was $34.5 million ($0.40 per basic and diluted limited partner unit) compared to $29.7 million ($0.35 per basic and diluted limited partner unit) for the third quarter of 2014. The increase in earnings is primarily due to higher pipeline and terminal volumes and annual tariff increases.
Commenting on the third quarter of 2015, Mike Jennings, Chief Executive Officer, stated, “We are pleased our financial results for the third quarter of 2015 allowed us to maintain our record of raising quarterly distributions.  Recent performance and future prospects enabled us to raise our distribution by a full $0.01 per unit this quarter. HEP’s steady growth is supported by our fee-based commercial structure with underlying long-term minimum commitments by our key customers.
"We continue to leverage our logistic capabilities and HollyFrontier Corporation's refining footprint to create unique third party acquisition opportunities like our acquisition of a 50% interest in the Frontier Pipeline during the third quarter of 2015.  In addition, we completed our acquisition of dropdown assets including the naphtha fractionation and hydrogen generation units at HollyFrontier's El Dorado refinery as of November 1, 2015.  This acquisition, which is supported by a long-term contract with HollyFrontier, is 100% fee-based with no commodity risk or exposure, like all of HEP's past acquisitions from HollyFrontier.
"I am optimistic about HEP’s growth outlook given our talented employees, high quality assets in traditionally favorable geographic locations, and ongoing support from our general partner, HollyFrontier."
Third Quarter 2015 Revenue Highlights
Revenues for the quarter were $88.4 million, an increase of $6.3 million compared to the third quarter of 2014 due to the effect of higher pipeline volumes and annual tariff increases. Overall pipeline volumes were up 22% compared to the three months ended September 30, 2014, largely due to increased volumes from the New Mexico gathering system expansion.

•
Revenues from our refined product pipelines were $31.0 million, an increase of $2.3 million compared to the third quarter of 2014 mainly due to increased revenue from UNEV pipeline of $1.9 million in addition to increased volumes and annual tariff increases. Shipments averaged 197.8 mbpd compared to 188.0 mbpd for the third quarter of 2014.

•
Revenues from our intermediate pipelines were $7.5 million, an increase of $0.5 million, on shipments averaging 148.8 mbpd compared to 139.5 mbpd for the third quarter of 2014. Revenues increased mainly due to an increase in volumes and annual tariff increases.

•
Revenues from our crude pipelines were $17.4 million, an increase of $2.8 million, on shipments averaging 297.8 mbpd compared to 199.6 mbpd for the third quarter of 2014. Revenues increased mainly due to a $1.6 million increase in revenue from the New Mexico gathering system expansion.

The increase in volumes is due to increased crude production in the Artesia Basin as well as the reversal of the Roadrunner pipeline, which made it possible for HFC to purchase and HEP to transport crude volumes in excess of HFC refining capacity.

•
Revenues from terminal, tankage and loading rack fees were $32.5 million, an increase of $0.7 million compared to the third quarter of 2014. Refined products terminalled in our facilities averaged 370.9 mbpd compared to 325.9 mbpd for the third quarter of 2014. Revenues increased due to our first quarter 2015 acquisition of an existing crude tank farm adjacent to HFC's El Dorado refinery as well as increased volumes and annual tariff increases.

Revenues for the three months ended September 30, 2015, include the recognition of $0.6 million of prior shortfalls billed to shippers in 2014 as they did not meet their minimum volume commitments within the contractual make-up period. As of September 30, 2015, shortfall deferred revenue in our consolidated balance sheet was $7.8 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2015 Revenue Highlights
Revenues for the nine months ended September 30, 2015, were $261.6 million, an increase of $17.5 million compared to the nine months ended September 30, 2014. This is due principally to the effect of annual tariff increases and increased pipeline shipments largely due to increased volumes from the New Mexico gathering system expansion.

•
Revenues from our refined product pipelines were $96.8 million, an increase of $7.2 million primarily due to increased volumes and annual tariff increases. Shipments averaged 193.5 mbpd compared to 180.2 mbpd for the nine months ended September 30, 2014, largely due to lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery as well as higher spot volumes on our UNEV pipeline.

•
Revenues from our intermediate pipelines were $21.5 million, a decrease of $0.1 million, on shipments averaging 143.4 mbpd compared to 140.5 mbpd for the nine months ended September 30, 2014. The decrease in revenue was due to the effects of a $0.7 million decrease in deferred revenue realized offset by higher volumes and annual tariff increases.

•
Revenues from our crude pipelines were $49.5 million, an increase of $9.3 million, on shipments averaging 292.2 mbpd compared to 185.1 mbpd for the nine months ended September 30, 2014. Revenues increased due to the annual tariff increases and increased volume in addition to $5.8 million in increased revenue from the New Mexico gathering system expansion.

•
Revenues from terminal, tankage and loading rack fees were $93.9 million, an increase of $1.1 million compared to the nine months ended September 30, 2014. This increase is due to annual fee increases and increased terminal volumes. Refined products terminalled in our facilities averaged 359.3 mbpd compared to 330.6 mbpd for the nine months ended September 30, 2014, largely due to lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery.

Revenues for the nine months ended September 30, 2015, include the recognition of $8.6 million of prior shortfalls billed to shippers in 2014, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $44.1 million and $133.1 million for the three and the nine months ended September 30, 2015, respectively, representing an increase of $0.9 million from the three months ended September 30, 2014, and an increase of $5.4 million from the nine months ended September 30, 2014. The increase for the nine months ended September 30, 2015, is primarily due to higher maintenance project expenses of $6.8 million and an increase in environmental remediation provisions, net of recovery from third parties, of $1.7 million offset by lower employee costs of $3.5 million as a result of the secondment of employees in El Dorado and Cheyenne.
Interest expense was $9.5 million and $27.3 million for the three and the nine months ended September 30, 2015, respectively, representing an increase of $0.9 million and a decrease of $0.1 million over the same periods of 2014. The increase for the three months ended September 30, 2015, is due to an increase in borrowings under our credit agreement. The decrease for the nine months ended September 30, 2015, is principally due to the early extinguishment of our 8.25% Senior Notes in March 2014.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1079834.
An audio archive of this webcast will be available using the above noted link through November 18, 2015.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals; a 50% interest in Frontier Pipeline Company, the owner of a 289-mile crude oil pipeline running from Casper, Wyoming to Frontier Station, Utah; and a 25% interest in SLC Pipeline LLC, the owner of a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking-statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,945	$17,811	$2,134
Affiliates – intermediate pipelines	7,488	7,038	450
Affiliates – crude pipelines	17,393	14,557	2,836
	44,826	39,406	5,420
Third parties – refined product pipelines	11,095	10,939	156
	55,921	50,345	5,576
Terminals, tanks and loading racks:
Affiliates	28,890	28,044	846
Third parties	3,578	3,741	(163)
	32,468	31,785	683
Total revenues	88,389	82,130	6,259
Operating costs and expenses:
Operations	24,095	25,456	(1,361)
Depreciation and amortization	16,326	15,483	843
General and administrative	3,673	2,266	1,407
	44,094	43,205	889
Operating income	44,295	38,925	5,370

Equity in earnings of equity method investments	1,269	880	389
Interest expense, including amortization	(9,486)	(8,585)	(901)
Interest income	381	—	381
Other income	176	11	165
	(7,660)	(7,694)	34
Income before income taxes	36,635	31,231	5,404
State income tax expense	(69)	(42)	(27)
Net income	36,566	31,189	5,377
Allocation of net income attributable to noncontrolling interests	(2,081)	(1,509)	(572)
Net income attributable to Holly Energy Partners	34,485	29,680	4,805
General partner interest in net income, including incentive distributions(1)	(10,830)	(8,940)	(1,890)
Limited partners’ interest in net income	$23,655	$20,740	$2,915
Limited partners’ earnings per unit – basic and diluted:(1)	$0.40	$0.35	$0.05
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$59,985	$53,790	$6,195
Distributable cash flow(3)	$50,306	$45,581	$4,725

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	127,151	116,727	10,424
Affiliates – intermediate pipelines	148,753	139,502	9,251
Affiliates – crude pipelines	297,810	199,627	98,183
	573,714	455,856	117,858
Third parties – refined product pipelines	70,675	71,271	(596)
	644,389	527,127	117,262
Terminals and loading racks:
Affiliates	293,074	255,556	37,518
Third parties	77,869	70,364	7,505
	370,943	325,920	45,023
Total for pipelines and terminal assets (bpd)	1,015,332	853,047	162,285

	Nine Months Ended September 30,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$60,731	$59,520	$1,211
Affiliates—intermediate pipelines	21,522	21,632	(110)
Affiliates—crude pipelines	49,483	40,207	9,276
	131,736	121,359	10,377
Third parties—refined product pipelines	36,031	30,037	5,994
	167,767	151,396	16,371
Terminals, tanks and loading racks:
Affiliates	82,532	82,403	129
Third parties	11,325	10,333	992
	93,857	92,736	1,121
Total revenues	261,624	244,132	17,492
Operating costs and expenses
Operations	77,350	72,835	4,515
Depreciation and amortization	46,083	46,953	(870)
General and administrative	9,659	7,933	1,726
	133,092	127,721	5,371
Operating income	128,532	116,411	12,121
Equity in earnings of equity method investments	2,634	2,150	484
Interest expense, including amortization	(27,310)	(27,368)	58
Interest income	384	3	381
Loss on early extinguishment of debt	—	(7,677)	7,677
Other	406	45	361
	(23,886)	(32,847)	8,961
Income before income taxes	104,646	83,564	21,082
State income tax expense	(106)	(145)	39
Net income	104,540	83,419	21,121
Allocation of net income attributable to noncontrolling interests	(7,851)	(6,562)	(1,289)
Net income attributable to Holly Energy Partners	96,689	76,857	19,832
General partner interest in net income, including incentive distributions (1)	(30,835)	(25,334)	(5,501)
Limited partners’ interest in net income	$65,854	$51,523	$14,331
Limited partners’ earnings per unit—basic and diluted (1)	$1.11	$0.87	$0.24
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA (2)	$169,804	$158,997	$10,807
Distributable cash flow (3)	$143,495	$130,883	$12,612

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	121,564	119,718	1,846
Affiliates—intermediate pipelines	143,361	140,505	2,856
Affiliates—crude pipelines	292,158	185,131	107,027
	557,083	445,354	111,729
Third parties—refined product pipelines	71,915	60,492	11,423
	628,998	505,846	123,152
Terminals and loading racks:
Affiliates	282,299	262,458	19,841
Third parties	77,011	68,185	8,826
	359,310	330,643	28,667
Total for pipelines and terminal assets (bpd)	988,308	836,489	151,819

	September 30,	December 31,
	2015	2014
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$10,856	$2,830
Working capital	$13,857	$3,140
Total assets	$1,466,029	$1,401,555
Long-term debt	$951,067	$867,579
Partners' equity(4)	$293,797	$320,362

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $10.3 million and $8.5 million for the three months ended September 30, 2015 and 2014, respectively, and $29.5 million and $24.3 million for the nine months ended September 30, 2015 and 2014, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$34,485	$29,680	$96,689	$76,857
Add (subtract):
Interest expense	8,992	8,148	25,885	25,984
Interest Income	(381)	—	(384)	(3)
Amortization of discount and deferred debt charges	494	437	1,425	1,384
Loss on early extinguishment of debt	—	—	—	7,677
State income tax expense	69	42	106	145
Depreciation and amortization	16,326	15,483	46,083	46,953
EBITDA	$59,985	$53,790	$169,804	$158,997

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$34,485	$29,680	$96,689	$76,857
Add (subtract):
Depreciation and amortization	16,326	15,483	46,083	46,953
Amortization of discount and deferred debt charges	494	437	1,425	1,384
Loss on early extinguishment of debt	—	—	—	7,677
Increase (decrease) in deferred revenue attributable to shortfall billings	1,152	1,090	(1,043)	(49)
Maintenance capital expenditures*	(2,121)	(653)	(5,640)	(2,344)
Increase (decrease) in environmental liability	(526)	(657)	2,944	(296)
Increase (decrease) in reimbursable deferred revenue	(321)	(676)	671	(1,887)
Other non-cash adjustments	817	877	2,366	2,588
Distributable cash flow	$50,306	$45,581	$143,495	$130,883

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511